Exhibit 4.8

SUBORDINATED SECURED PROMISSORY NOTE

$2,000,000.00	March 27, 2009
Atchison, Kansas

FOR VALUE RECEIVED, the undersigned, MGP INGREDIENTS, INC., a Kansas corporation and MIDWEST GRAIN PIPELINE, INC., a Kansas corporation (each a “Borrower” and collectively the Borrowers), each jointly and severally promises to pay to the order of the CLOUD L. CRAY, JR. TRUST under agreement dated October 25, 1983, whose address is 20045 266th Road, Atchison, Kansas 66002 (together with his successors and assigns, the “Lender”) the principal amount of TWO MILLION DOLLARS ($2,000,000.00) (the “Principal Amount”), together with interest upon the principal balance remaining outstanding from time to time as set forth below, in payments as set forth below.  The indebtedness evidenced by this Subordinated Secured Promissory Note (the “Note”) is referred to herein as the “Loan.”.

1.                                      PROMISE TO PAY PRINCIPAL.

Subject to the terms of the Subordination Agreement (as defined below), the Borrowers promise to pay to the Lender the outstanding principal of the Loan under this Note in full on the Maturity Date of this Note.

2.                                      MATURITY DATE.

The “Maturity Date” of this Note shall be the earlier of: (a) the date that is 1 year from the date hereof; or (b) the acceleration of the Loan by the Lender upon the occurrence of an Event of Default (as defined below).

3.                                      INTEREST.

The applicable interest rate (the “Applicable Interest Rate”) shall be interest at a rate per annum equal to seven percent (7%).  Interest on this Note shall be calculated on the actual number of days elapsed, on the basis of a calendar year.

4.                                      PAYMENTS.

The Borrowers shall make payments to Lender at his address or as later communicated to Borrowers, in immediately payable U.S. funds.  Payments shall be applied first to unpaid fees, costs, and expenses which are reimbursable under the terms of this Note, then to accrued unpaid interest, then to principal.  If any payment due date is a Saturday, Sunday, or holiday generally observed by banks in Atchison, Kansas, the due date of the payment shall automatically be extended to the next following banking business day.

4.1.                            Interest and Principal Payments.  Subject to the terms of the Subordination Agreement, the Borrowers shall pay interest in a single lump sum payment on the Maturity Date.  Principal payments of the Loan will be paid in accordance with Section 1.

4.2.                            Final Payment.  Subject to the terms of the Subordination Agreement, all accrued and unpaid interest, late payment charges, outstanding principal, and all other amounts chargeable under the Loan Documents shall be due and payable in full on the Maturity Date.

5.                                      BUSINESS LOAN.

The purpose of the Loan is to fund the Borrowers’ general corporate purposes.  The Borrowers agree that the funds the Borrowers receive under the terms of the Loan will be used only for these purposes.  The Borrowers agree that this is a business loan and that none of the Loan proceeds have been or will be used for any personal, consumer, family, or household purpose.

6.                                      SECURITY.

6.1.                            Grant of Security Interest.  Each Borrower hereby grants to Lender a security interest in, and a lien on, all of such Borrower’s right, title and interest in the following property (together with any property subject to a lien in favor of the Lender pursuant to any other Loan Document, the “Collateral”) wherever located and whether now owned or hereafter acquired or arising (capitalized terms used in this Section 6 and not otherwise defined in this Note shall have the meaning assigned to such terms in the Uniform Commercial Code as adopted by the State of Kansas):

(a)                                  all Equipment;

(b)                                 all General Intangibles (including, without limitation, patents, trademarks and trade names and applications for patents, trademarks and trade names);

(c)                                  all Chattel Paper;

(d)                                 all Documents;

(e)                                  all Instruments;

(f)                                    all Investment Property;

(g)                                 all Deposit Accounts;

(h)                                 all Fixtures;

(i)                                     all As - Extracted Collateral;

(j)                                     all books, records, ledger cards, data processing records, Software, and other property at any time evidencing or relating to Collateral;

(k)                                  all monies, securities, and other property now or hereafter held, or received by, or in transit to, Lender, from or for the Borrower;

(l)                                     all parts, accessories, attachments, special tools, additions, replacements, substitutions, and accessions to or for all of the foregoing; and

(m)                               All Proceeds and products of all of the foregoing in any form, including, without limitation, amounts payable under any policies of insurance insuring the foregoing against loss or damage, and all increases and profits received from all of the foregoing.

6.2.                            Excluded Assets.  Notwithstanding anything in this Note to the contrary the Collateral shall not include the Excluded Assets.

“Excluded Assets” means:

(1)                                  all Accounts;

(2)                                  all Inventory;

(3)                                  the Excluded GE Equipment Collateral;

(4)                                  the Excluded Real Estate; and

(5)                                  MGP’s equity interest in D.M. Ingredients GmbH.

“Excluded GE Equipment Collateral” means Equipment of the Borrowers so long as such Equipment is encumbered by a the lien in favor of GE Capital Public Finance, Inc. set forth in Schedule 5.1(m) of the Senior Credit Agreement; provided, however, that, upon the repayment or other satisfaction of the debt secured by any such lien, the related Equipment shall no longer constitute Excluded GE Equipment Collateral.

“Excluded Real Estate” means (1) MGP’s “new” office building and laboratory located in Atchison, Kansas and which has been conveyed to, and leased back from, the City of Atchison in connection with an industrial revenue bond financing transaction (including, without limitation, the Borrower’s leasehold interest in such property), and (2) MGP’s plant located in Kansas City, Kansas (i.e., the KCIT Facility), so long as such plant is encumbered by a lien which secures “Permitted Debt” under the Senior Credit Agreement.

6.3.                            Real Estate Collateral.  The obligations of the Borrowers to the Lender are also secured by certain liens on certain parcels of the Borrowers’ real property in Pekin, Illinois and Atchison, Kansas granted to the Lender by the Borrowers pursuant to those certain Mortgage, Assignment of Leases, Security Agreements and Fixture Filing Financing Statements (the “Mortgages”) entered into as of the date of this Note.

6.4.                            Secured Obligations.  The security interests granted by Borrowers pursuant to this Section 6 secure payment of any and all indebtedness, and performance of all obligations and agreements, of the Borrowers to Lender pursuant to this Note.  The Borrowers authorize the Lender to file any UCC financing statements the Lender deems necessary or desirable to perfect the lien granted pursuant to this Section 6 including with a description of the collateral as “all assets” or a substantially similar description; provided that such description shall expressly exclude the Excluded Assets.

6.5.                            Subordination to Senior Obligations.  The security interest granted pursuant to this Note and the Lender’s rights and remedies with respect to the Collateral are subordinated to certain other security interests and liens pursuant to, and to the extent provided in, that certain Subordination Agreement dated as of March    , 2009 (the “Subordination Agreement”) in favor of Commerce Bank, N.A, a national banking association, in its capacity as Agent under the Credit Agreement referred to in such Subordination Agreement, as the same may be amended, restated, consolidated, replaced or otherwise modified from time to time.

7.                                      CONDITIONS PRECEDENT TO OBLIGATIONS

The Borrowers and the Lender shall have delivered or caused to be delivered the following this Note, the Mortgages, and the Intercreditor Agreement, in each case duly executed by Borrowers and the Lender party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Documents”).

8.                                      CONTINUING REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Note, and make Loan to the Borrowers as herein provided, each Borrower represents and warrants as follows:

8.1.                            Existence.  Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is duly licensed or qualified to do business and in good standing in every state in which the failure to be so licensed or qualified would materially adversely affect the property, assets, financial condition, or business of the Borrower or materially impair the right or ability of the Borrower to carry on its operations substantially as conducted on the date of this Note.

8.2.                            Power and Authority.  The execution, delivery, and performance of this Note and the other Loan Documents to which each Borrower is a party are within each Borrower’s corporate powers, have been duly authorized by all necessary and appropriate corporate and shareholder action, and are not in contravention of any law or the terms of the Borrower’s Articles of Incorporation or Bylaws or any amendment thereto, or of any indenture, agreement, undertaking, or other document to which each Borrower is a party or by which each Borrower or any of the Borrowers’ property is bound or affected.

8.3.                            Title to Collateral.  (i) Borrower is the owner of the Collateral free of all security interests, liens, and other encumbrances except for liens in favor of Lender and the Senior Lenders; (ii) each Borrower has the authority to grant the security interest and liens under this Note and the other Loan Documents to Lender; and (c) Lender has an enforceable lien on all Collateral subject to the liens of the Senior Lenders.

8.4.                            Validity.  This Note and the other Loan Documents constitute the legal, valid, and binding obligations of Debtors party thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws affecting creditors’ rights generally.

8.5.                            No Consents.  No consent, license, approval, or authorization of, or registration, declaration, or filing with, any court, governmental body or authority, or other person is required: (i) in connection with the valid execution, delivery, or performance of this Note of the other Loan Documents by Debtors (other than filings and recordings to perfect security interests in or liens on the Collateral in connection with the Loan Documents), or (ii) for the conduct of any Debtor’s business as now conducted, except ordinary business licenses or permits which such Debtor has obtained; in each case except to the extent already obtained.

9.                                      EVENTS OF DEFAULT.

The following shall be “Events of Default” under this Note in addition to any events of default defined in the Loan Documents:

9.1.                            Payment Default.  A failure to pay within 5 business days of when due any principal, interest, fee, expense reimbursement, or escrow payment.

9.2.                            Breach of Covenant; Default Under Loan Documents.  The Borrower’s breach of any other obligation, covenant, representation, warranty, or agreement under the terms of any Loan Document in strict accordance with the terms and provisions thereof, and with respect to any such breach that is capable of being cured, Borrower’s failure to cure such breach within 30 days of receiving written notice (which may be sent by e-mail, facsimile or other electronic transmission) of such breach from Lender.

9.3.                            Bankruptcy; Insolvency; Debtor Relief.  A Borrower:  a) making an assignment for the benefit of creditors; b) filing a voluntary proceeding seeking protection from creditors under any bankruptcy or other law; c) becoming the subject of an involuntary proceeding under any bankruptcy or other similar law (provided, such filing shall not constitute a default for sixty (60) days following the date of any such filing as long as the Borrower is at all times diligently pursuing proceedings to discuss any such bankruptcy filing); or d) making any admission of its inability to pay its debts generally as they become due.

9.4.                            Senior Credit Agreement Cross Acceleration.  The Senior Lenders providing notice to the Borrowers demanding immediate payment of all obligations of the Borrowers under the Senior Credit Agreement.

10.                               REMEDIES.

Subject to the terms of the Subordination Agreement, upon the occurrence of an Event of Default, Lender shall have the right to demand payment in full of the Loans and all other obligations under this Note and any other Loan Document, to enforce its liens and security interests and exercise any rights under the Loan Documents, applicable law, and/or principles of equity.

11.                               COSTS AND EXPENSES.

Promptly upon Lender’s demand (but subject to the terms of the Subordination Agreement), the Borrowers shall reimburse Lender for any reasonable costs, including but not limited to, attorneys’ costs and fees (based upon time actually expended and at a reasonable hourly rate) incurred in:  a) collecting any sums due under the Loan Documents; b) enforcing or defending any lien on or security interest related to the Collateral or the Loan Documents; c) pursuing or defending any litigation based on, arising from, or related to any Loan Document; and d) connection with the custody, preservations, use, operation, or sale of the Collateral.

12.                               USURY.

All provisions of this Note which call for the payment of interest are intended to comply with all applicable usury statutes and regulations.  If the terms of this Note would require the payment of interest in excess of the amount permitted by any applicable law or regulation, the terms of this Note shall be deemed to be modified to comply with all such applicable laws or regulations without any action by either party.  If Lender receives interest in excess of the amount permitted by any applicable law or regulation, the excess portion of the interest received shall be deemed to be a prepayment of principal without premium as of the date received.

13.                               WAIVER.

To the fullest extent permitted by law, Borrower and all endorsers, sureties, and guarantors irrevocably:  a) waive presentment for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, demand, other notices of every kind, and all rights to plead any statute of limitations as a defense to any action hereunder; b) consent that the time of payment of any installment may be extended from time to time, that all or any part of the Collateral may be released, and that any person liable under this Note may be released, all without notice, and all without affecting the liability of any person or the lien on that portion of the Collateral not expressly released; and c) agree that no delay in enforcing any remedy under this Note or any Loan Document shall be construed to be a waiver of that or any other remedy.  Lender’s failure to exercise any of its rights, remedies, or powers set forth herein or in the Loan Documents or Lender’s acceptance of partial payments or performance shall not constitute a waiver of any Event of Default, but any such right, remedy, or power shall remain continually in force.  A waiver of one Event of Default shall not be construed as continuing or as a bar to or waiver of:  x) such Event of Default at a later date; y) any other Event of Default; or z) any other right, remedy, or power.

14.                               NOTICES.

All communications required hereunder or in the Loan Documents shall be given to Borrower and Lender at their respective addresses set forth underneath their respective signatures hereto or at such other addresses as either party may designate by notice given in accordance with the terms of this section.  All communications required or permitted pursuant to this Note shall be legible and shall be deemed to have been properly given and received:  a) if sent by hand delivery, then upon such delivery; b) if sent by nationally known overnight courier, then on the next business day after dispatch; and c) if mailed by registered or certified U.S. Mail, postage prepaid and return receipt requested, then 3 days after deposit in the mail.

15.                               MISCELLANEOUS.

15.1.                     This Note shall be binding on Borrower and Borrower’s heirs, successors, and assigns, as applicable, and shall inure to the benefit of Lender and Lender’s successors and assigns.  Borrower may not assign its obligations under this Note without Lender’s prior written consent.  Lender may assign its rights and obligations under this Note with notice to the Borrower.

15.2.                     This Note may not be modified, nor any of its provisions waived, without Lender’s prior written consent.

15.3.                     Time shall be of the essence of this Note.

15.4.                     The provisions of this Note are separable.  If any judgment is hereafter entered holding any provision of this Note to be invalid or unenforceable, then the remainder of this Note shall not be affected by such judgment, and the remaining terms of this Note shall be carried out as nearly as possible according to its original terms.

15.5.                     No inference in favor of, or against, any person shall be drawn from the fact that such person has drafted all or any part of this Note or any other Loan Document.

15.6.                     If there is a conflict between or among the terms of this Note or any Loan Document, Lender may elect to enforce from time to time those provisions that would afford Lender the maximum financial benefits and security for the obligations evidenced and secured by the Loan Documents and/or provide Lender the maximum assurance of payment and performance of such obligations in full.

16.                               STATUTORY NOTICE.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE COMPLETE AND FINAL EXPRESSION OF THE “CREDIT AGREEMENT” (AS DEFINED IN K.S.A. § 16-117(A)) BETWEEN DEBTORS AND SECURED PARTY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF ANY CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN DEBTORS AND SECURED PARTY.  DEBTORS AGREE THAT ALL NONSTANDARD TERMS AND ALL PRIOR ORAL CREDIT AGREEMENTS AND CONTEMPORANEOUS ORAL CREDIT AGREEMENTS BETWEEN DEBTORS AND SECURED PARTY ARE SUFFICIENTLY SET FORTH IN THE TRANSACTION DOCUMENTS EXCEPT AS FOLLOWS (IF NONE, STATE “NONE” OR LEAVE BLANK): NONE.

DEBTORS ALSO AGREE THAT THE ABOVE SPACE IS SUFFICIENT FOR THE DISCLOSURE OF TERMS AND AGREEMENTS NOT OTHERWISE SET FORTH IN THE TRANSACTION DOCUMENTS.  BY SIGNING THIS AGREEMENT, DEBTORS AND SECURED PARTY AFFIRM THAT NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THEM EXISTS.

Please initial:
	MGP	Midwest Grain

17.                               CHOICE OF LAW; VENUE.

This Note shall be deemed to have been executed and shall be performed in the State of Kansas and shall be governed by its laws.  Borrower irrevocably agrees that Lender may bring suit, action, or other legal proceedings arising out of the Loan Documents in courts located in Atchison County, Kansas, whether local, state, or federal.  Borrower hereby submits to the jurisdiction of such court(s) and waives any right Borrower may have to request a change of venue or a removal to another court.

[The remainder of this page intentionally left blank]

BORROWERS:

MGP INGREDIENTS, INC., a Kansas corporation

By:	/s/ Timothy W. Newkirk
Name: Timothy W. Newkirk
Title: President and CEO

MIDWEST GRAIN PIPELINE, INC., a Kansas corporation

By:	/s/ Timothy W. Newkirk
Name: Timothy W. Newkirk
Title: President and CEO

Address:
c/o Cray Business Plaza
100 Commercial Street
Atchison, Kansas 66002

ACKNOWLEDGED AND AGREED TO BY LENDER:

/s/ Cloud L. Cray, Jr. TTEE
Cloud L. Cray, Jr., as Trustee of the CLOUD L. CRAY, JR. TRUST under agreement dated October 25, 1983

Address:
20045 266th Road
Atchison, Kansas 66002